EXHIBIT 99.1

Contact:  ClearOne Communications, Inc
                 Investor Relations
                  (801) 303-3555

FEDERAL COURT ORDERS JUDGMENT IN FAVOR OF CLEARONE FOR APPROXIMATELY $9.7 MILLION IN TRADE SECRET MISAPPROPRIATION CASE
Judgment includes exemplary damages against all defendants, for willful and malicious misappropriation of ClearOne’s trade secrets

Salt Lake City, UT – April 21, 2009 – ClearOne (NASDAQ: CLRO). A Memorandum Decision and Order (the “Final Order”) was issued by the federal court yesterday, in favor of ClearOne Communications, Inc., awarding it approximately $9.7 million in joint-and-several and individual judgments against the defendants. The defendants include Biamp Systems Corporation (“Biamp”) and a group of defendants sometimes termed the “WideBand Defendants,” which group consists of WideBand Solutions, Inc. (“WideBand”); three of WideBand’s principals – Dr. Jun Yang (a former ClearOne employee), Andrew Chiang (previously affiliated with an entity that sold certain assets to ClearOne), and Lonny Bowers; and a company owned primarily by Yang, named Versatile DSP, Inc..  In addition, the court adopted and upheld the jury’s finding that all defendants had acted willfully and maliciously in misappropriating ClearOne’s trade secrets, and awarded exemplary damages against each of the defendants.

The Final Order was issued in the case which was presented to a jury in October and November 2008 (the “Intellectual Property Case”), bringing claims for, among other things, theft of ClearOne’s trade secrets.  On November 5, 2008, the jury returned a unanimous verdict in the Intellectual Property Case in favor of ClearOne and against all of the defendants, awarding ClearOne millions of dollars in damages, and finding that all of the defendants willfully and maliciously misappropriated ClearOne’s trade secrets.

By its Final Order, the court resolved various post-verdict motions filed by ClearOne and the defendants, including the defendants’ arguments that they should not be subject to exemplary damages for willfully and maliciously misappropriating ClearOne’s trade secrets.  The court rejected the defendants’ arguments on exemplary damages, finding “that an award of exemplary damages against each of the [d]efendants is appropriate.”

As to defendant Biamp, the court ruled that the finding of willful and malicious trade secret misappropriation by Biamp was supported because “Biamp deliberately ignored numerous warning signs suggesting that the AEC technology offered by WideBand was not WideBand’s to sell.  Given all the facts presented to Biamp at the time, it could not have held a good faith belief that its use of the WideBand code was valid,” and that Biamp earned over $1.5 million “by purchasing the WideBand technology at half the price offered by ClearOne and then selling the technology at the same price it charged when dealing with ClearOne.”  The court also wrote that “having reviewed the testimony of Biamp’s witnesses . . . the court finds that the jury (who has the sole responsibility to assess witness credibility) reasonably found by clear and convincing evidence that Biamp’s behavior was willful and malicious.”  For these and other reasons, the court concluded that “an award of exemplary damages against Biamp is appropriate to punish Biamp for ignoring its due diligence duties in order to profit at the expense of a competitor and to send a message deterring other companies from engaging in similar conduct.”

As to the other defendants, the court found that there was evidence of deliberate copying of ClearOne’s trade secrets, including evidence that “showed that secret elements of the ClearOne Honeybee Code were found on the WideBand Defendants’ computers and that users of those computers attempted to hide that fact.”  The court also noted that the “evidence showed that none of the WideBand Defendants held a good faith belief that the copying and use of ClearOne’s Honeybee Code trade secret was proper.”  And, although the court ruled that the “most egregious instances of a lack of good faith are found in the behavior of Jun Yang and Andrew Chiang,” it also held that “the other WideBand Defendants (Lonny Bowers, WideBand Solutions, and Versatile) are no less culpable.”

The court ruled that ClearOne’s fiduciary duty claims against Chiang and Yang were preempted by the Utah Trade Secret Act, and therefore set aside the jury’s verdict for breach of fiduciary duty and punitive damages, but noted that the findings of breach of fiduciary duty and the award of punitive damages on those claims supported the exemplary damages awarded by the court for theft of ClearOne’s trade secrets against these defendants.  The court ruled that ClearOne was not entitled to prejudgment interest.  The court denied a number of other motions filed by pro se defendant Lonny Bowers, and noted that any post-judgment challenge to the sufficiency of the evidence by Biamp had been waived by Biamp’s failure to raise the argument during trial, and would not have succeeded even if not waived, based on the overwhelming evidence in the record.  ClearOne intends to request an additional award of costs and attorney fees against the defendants.

While ClearOne intends to vigorously pursue collection of the damage awards, collectability of the judgments cannot be guaranteed.  Furthermore, the jury's verdict and damage awards are subject to appeal by one or more of the defendants.

At trial and throughout the Intellectual Property Case, ClearOne was represented by the Utah law firm of Magleby & Greenwood, P.C.

About ClearOne

ClearOne is a communications solutions company that develops and sells audio conferencing systems and other related products for audio, video, and web conferencing applications.  The reliability, flexibility, and performance of ClearOne’s comprehensive solutions create a natural communications environment, which saves organizations time and money by enabling more effective and efficient communication.  For more information, visit ClearOne’s website at www.clearone.com.